Exhibit 99.1

OriginClear Maintains Momentum, Outpacing First Nine Months Of 2019

Revenue for nine months ended September 30, 2020 increased over nine months ended September 30, 2019

Clearwater, FL – December 2, 2020 – OriginClear Inc. (OTCQB: OCLN), The Water Company for the New Economy™, announces that revenues and gross profits for the first nine months of 2020 outpaced the same period in 2019.

The company reported the following highlights from its recent quarterly report:

-	Revenue for the nine months ended September 30, 2020 increased by 14% to $3,064,758 compared to $2,696,433 for the same period last year.

-	Gross profit for the same period increased by 20% to $348,176 compared to $290,294 last year.

-	Loss from operations for the same nine months ended September 30, 2020 decreased by 5% to $2,682,435 compared to $2,836,416 for the same period last year.

“Thanks to the hard work of our Texas-based team, we are continuing to outpace 2019,” said Riggs Eckelberry, OriginClear CEO. “Even more importantly, we saw a boost in booked orders late in the third quarter, including approximately $450,000 in jobs in progress which have not yet been recognized.”

“I’m pleased with the pace of new business on Progressive Water Treatment and Modular Water Systems,” said Tom Marchesello, OriginClear Chief Operating Officer. “Our team efforts are paying off.”

Revenue for the three months ended 9/30/20 decreased by 2% to $917,320 compared to $939,468 for the same period last year. The three months ended September 30, 2020 showed a Gross Loss, $(17,388) vs $80,640 and Loss from operations widened to $1,183,722 from $964,655.

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About OriginClear, Inc.

Water is our planet’s most valuable resource, and the mission of OriginClear is to provide breakthrough water treatment and conveyance products that effectively improve the quality of our planet’s waters by returning them to their original and clear condition and deliver the highest quality water to end-users. But 80% of all sewage in the world is never treated, and up to 35% of all clean water is lost in transit. This calls for self-help solutions at the point of use, a movement known as decentralized water treatment. Our mission is to enable this decentralized water revolution by providing rapid deployment, point-of-use water treatment and conveyance products and technologies that enable water independence, and help make clean water available for all. For more information, visit the company’s website at www.OriginClear.com.

Forward- Looking Statements

Matters discussed in this presentation contain forward-looking statements. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable law. There cannot be any assurance that our revenue will increase.

Investor Relations OriginClear:

Devin Angus
Toll-free: 877-999-OOIL (6645) Ext. 3
International: +1-323-939-6645 Ext. 3
Fax: 323-315-2301
ir@OriginClear.com
www.OriginClear.com

Press Contact:

TransMedia Group
Dilara Tuncer, Director of Public Relations
941-549-3571
dilara@transmediagroup.com
www.transmediagroup.com